Exhibit 10.55

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED FROM PUBLIC FILING PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT SUBMITTED TO THE U.S. SECURITIES AND EXCHANGE COMMISSION. THE OMITTED INFORMATION, WHICH HAS BEEN IDENTIFIED WITH THE SYMBOL “[*],” HAS BEEN FILED SEPARATELY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

HOKU CHANGE ORDER 4.0

February 10, 2010

Stone & Webster, Inc.
Shaw Energy and Chemicals Group
1430 Enclave Parkway
Houston, TX 77077
Attn:  Mr. Ric Sorbo, Sr. VP - Olefins

Dear Ric:

Pursuant to Article 8.2 of the Engineering and Procurement Agreement (the “Agreement”) dated August 7, 2007, by and between Hoku Materials, Inc. (“Owner”) and Stone & Webster, Inc. (“Contractor”), as supplemented and amended by Change Order No. 1 dated October 3, 2007, Change Order No. 2 dated April 1, 2008, and Change Order No. 3, dated February 19, 2009 (collectively, the “Prior Change Orders”), Owner and Contractor hereby agree to the following Change Order (as defined in the Agreement).  Capitalized terms not otherwise defined in this Change Order are defined in the Agreement or the Prior Change Orders, as applicable.

1.
Owner and Contractor agree that this Change Order 4 is a complete and final settlement and shall serve as an accord and satisfaction for all change notices, Change Orders, Modifications, and representations made and submitted by Contractor since Change Order 3, and prior to the effective date of this Change Order.  Except for the matters specifically set forth herein, this Change Order does not amend the Agreement or the Prior Change Orders.  In the event of any disagreement between the terms of this Change Order, the Agreement, and the Prior Change Orders, the terms of this Change Order shall be controlling.

2.	Exhibit D to the Agreement is hereby amended such that:

(a)
Effective immediately, Contractor’s Payroll Burdens and Overhead will be billed at [*] times all Base Wages actually expended by Contractor’s employees on the Work, and Contractor’s Fee rate shall be [*]%  for all work performed by Contractor after the effective date of this Change Order No. 4.  Effective immediately, contract (agency) personnel used in the performance of the Work shall be billed to Owner at [*] times the invoice amount received from agency plus a fee of [*] percent, which shall be applied for all work performed by Contractor after the effective date of this Change Order No. 4.

(b)
Once Contractor’s total hours expended for all Work performed after the effectiveness of this Change Order reach [*] (the “PCO Hours”), Contractor’s Payroll Burdens and Overhead will be billed at: (i) [*] times all Base Wages for the hours in excess of the PCO Hours (the “Excess Hours”) that are actually expended by Contractor’s employees on the Work, and Contractor’s Fee for the Excess Hours shall be [*]%; and (ii) [*] times the invoice amount received from agency for any contract (agency) personnel used in the performance of the Work, and Contractor’s Fee for the Excess Hours shall be [*]%.

One Hoku Way · Pocatello, Idaho 83204 · Tel 808-682-7800 · Fax 808-440-0357 · www.hokumaterials.com

Mr. Ric Sorbo Stone & Webster, Inc. February 10, 2010 Page 2 of 4

(c)
Contractor shall not charge Owner for any premium for overtime, whether or not Contractor is legally obligated to pay its employees overtime pay (e.g. 1.5 times salary).  For avoidance of any doubt, Owner, agrees to pay Contractor for overtime worked at the agreed upon straight time rate for all actual hours worked.

3.	The third paragraph of Section 10.1.1 regarding payment of invoices is hereby deleted in its entirety and replaced with the following:

The Owner shall make payment to the Contractor not later than the [*] day after receipt of each Application for Payment.  Contractor shall have the right to terminate this Agreement if payment is not made by such date, provided that Owner may cure such payment default within 48 hours after Contractor’s written notification (including by email) of its intention to terminate this Agreement for non-payment.

4.
Effective upon submission of the next Application for Payment following the execution of this Change Order, Owner shall withhold [*] percent retainage pursuant to Section 10.1.1.2 of the Agreement from only those amounts invoiced by Contractor after the effective date of this Change Order; provided, however, that all retainage amounts so withheld shall be paid to Contractor not later than July 31, 2010.

5.
Owner and Contractor acknowledge and agree that Owner has a past due balance owing to Contractor of $1,797,000 (the “Prior Invoice”) and retainage shall not be withheld on such amount.  As soon as practicable after Owner receives payment of an aggregate of $50 million in loan proceeds from Tianwei New Energy Holdings Co., Ltd., but not later than March 15, 2010,  Owner shall initiate the remittance to Contractor of $1 million of the Prior Invoice via wire transfer.  The balance of the Prior Invoice will be paid in increments of $400,000 within 30 days thereafter, and $397,000 within sixty days after payment of the $1 million.

6.	Provided that payment of the Prior Invoice is made in accordance with the schedule described in Paragraph 5 above, Contractor agrees to:

(a)	waive any and all interest, fees, and expenses related to the Prior Invoice to which it may otherwise be entitled pursuant to the Agreement.

(b)	waive any and all fees, costs, and expenses for Work performed since the Prior Invoice through December 1, 2009.

(c)	Forebear from foreclosing on any liens it may have filed with respect to the Prior Invoice.

Mr. Ric Sorbo Stone & Webster, Inc. February 10, 2010 Page 3 of 4

7.
Pursuant to a letter dated July 14, 2009, Owner suspended all Work under the Agreement.  Accordingly, the scheduled dates stipulated in Exhibit B to the Agreement are no longer valid.  Therefore, the liquidated damages specified in Addendum 1 to Exhibit D of the amended Agreement are hereby waived by Owner and Contractor shall have no liability for any failure to achieve such dates listed in the schedule or Agreement.

8.
Owner acknowledges that a majority of Contractor’s Work will be transferred from Cambridge, Massachusetts to Toronto, Canada.  Contractor will use commercially reasonable efforts to meet Owner’s personnel requirements as follows:

(a)
[*] will be assigned as the Engineering Manager.  [*], Civil/Structural Lead, and [*], Electrical Lead, who are currently assigned to other projects, will be made available on an as-required basis to supervise the work of lead engineers in Contractor’s Toronto office, where Civil/Structural, Electrical, I&C and Piping discipline activities are expected to be transferred for completion.  [*], as the Chief in Cambridge, will travel to, and support the efforts in, Toronto. [*] and [*] will be assigned to Owner’s activities in Toronto. [*] will be Procurement Lead.

(b)
In addition, [*] will be Civil/Structural Lead, [*] will be Electrical Lead, [*] will be I&C Lead and [*] will be Piping Lead. [*], Civil/Structural Chief who has an Idaho PE stamp, will also be available for the Project.

9.	At Owner’s request, Contractor will use commercially reasonable efforts to assign the necessary personnel to Pocatello, Idaho, for on-site engineering services.

10.
Owner will use commercially reasonable efforts to cause its general construction contractor, JH Kelly LLC, to assign one or more of its key personnel to Contractor’s office in Cambridge, Massachusetts or Toronto, Canada, to coordinate construction engineering, and to cooperatively manage the coordinated Project schedule.

11.
Owner hereby covenants and agrees that Contractor shall be given an opportunity to submit a bid to complete the Work related to the TCS Functional Areas before Owner awards a contract for such Work to any third party.  Owner shall provide Contractor with no less than four weeks’ prior written notice to submit such bid.  Notwithstanding anything to the contrary herein, Owner shall have no obligation to award any contract for Work related to the TCS Functional Areas to Contractor.

12.
Owner’s payment of $1 million pursuant to Paragraph 5 above shall constitute Owner’s direction to Contractor to immediately resume the Work for the Functional Areas, in accordance with the Agreement, the Prior Change Orders, and this Change Order.

13.	This Change Order shall, at the sole option of Contractor, become voidable in the event that Owner fails to pay Contractor $1 million by March 15, 2010, pursuant to Paragraph 5 above.

Mr. Ric Sorbo Stone & Webster, Inc. February 10, 2010 Page 4 of 4

Please sign below to acknowledge your agreement with this Change Order 4.0.

Sincerely yours,

HOKU MATERIALS, INC.

By:           /s/ Scott Paul

Name:           Scott Paul

Title:           COO   2/16/2010

Acknowledged and agreed as of February 10, 2010.

STONE & WEBSTER, INC.

By:           /s/ Harvey Vigneault

Name:           Harvey Vigneault

Title:           EVP – Worldwide Ops